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                                 EXHIBIT 12(b)

                THE CHASE MANHATTAN CORPORATION and Subsidiaries

                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                    -----------------------------------------
                          (in millions, except ratios)


                                                                                  Three Months Ended
                                                                                    March 31, 1997
                                                                                    --------------
EXCLUDING INTEREST ON DEPOSITS
------------------------------
Income before Income Taxes                                                             $  1,483
                                                                                       --------
Fixed charges:
      Interest expense                                                                    1,559
      One third of rents, net of income from subleases (a)                                   28
                                                                                       --------
Total fixed charges                                                                       1,587
                                                                                       --------
Less:  Equity in undistributed income of affiliates                                         (23)
                                                                                       --------

Earnings before taxes and fixed charges, excluding capitalized interest                $  3,047
                                                                                       ========
Fixed charges, as above                                                                $  1,587

Preferred stock dividends                                                                    55
                                                                                       --------
Fixed charges including preferred stock dividends                                      $  1,642
                                                                                       ========
Ratio of earnings to fixed charges and
      preferred stock dividend requirements                                                1.86
                                                                                       ========

INCLUDING INTEREST ON DEPOSITS
------------------------------
Fixed charges including preferred stock dividends, as above                            $  1,642

Add:  Interest on deposits                                                                1,515
                                                                                       --------
Total fixed charges including preferred stock
   dividends and interest on deposits                                                  $  3,157
                                                                                       ========
Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                            $  3,047

Add:  Interest on deposits                                                                1,515
                                                                                       --------
Total earnings before taxes, fixed charges, and interest on deposits                   $  4,562
                                                                                       ========
Ratio of earnings to fixed charges
      and preferred stock dividend requirements                                            1.45
                                                                                       ========


(a) The proportion deemed representative of the interest factor.

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